Exhibit 99.1

Contact:	For news media - Dan McCarthy, 610-774-5758
For financial analysts - Tim Paukovits, 610-774-4124

PPL Reports Increase in Third-Quarter Earnings;
Raises 2004 Earnings Forecast

          ALLENTOWN, Pa. (Oct. 20, 2004) - PPL Corporation (NYSE: PPL) today announced that its reported earnings per share for the third quarter of 2004 increased by about 6 percent compared to the third quarter of 2003. Earnings per share from ongoing operations, which exclude unusual items, rose by about 3 percent over the same period.

          The company achieved these per share earnings improvements despite the impact of approximately 12 million more shares of common stock outstanding at Sept. 30, 2004 than at Sept. 30, 2003.

          Total reported net income, or earnings, for the third quarter of 2004 increased by 15 percent over the same period of 2003, and total earnings from ongoing operations grew by 11 percent during the same period.

          "Our strong third-quarter earnings resulted primarily from sound performance at PPL's electricity distribution companies in the United Kingdom, as well as from higher wholesale energy margins in the eastern United States due to the productivity and fuel diversity of our generation facilities," said William F. Hecht, PPL's chairman, president and chief executive officer.

          PPL reported earnings of $196 million, or $1.03 per share, for the third quarter of 2004 compared to $171 million, or $0.97 per share, a year ago. PPL reported no unusual items for the third quarter of 2004, so earnings from ongoing operations were identical to reported earnings for the current period. Excluding an unusual charge of $0.03 per share for workforce reductions, PPL's earnings from ongoing operations for the third quarter of last year were $176 million, or $1.00 per share.

          During the first nine months of 2004, PPL announced reported earnings of $521 million, or $2.84 per share, compared to $526 million, or $3.06 per share, for the same period last year. Earnings from ongoing operations for the first nine months of 2004 were $513 million, or $2.79 per share, compared to $468 million, or $2.73 per share, for the same period last year.

          Based on PPL's favorable year-to-date results, Hecht said PPL is raising its 2004 forecast for reported earnings from a range of $3.50 to $3.80 per share to a range of $3.65 to $3.85 per share. In addition, the company is raising its 2004 forecast for earnings from ongoing operations from $3.45 to $3.75 per share to $3.60 to $3.80 per share. The difference between the reported and ongoing earnings forecasts is due to the net positive impact to reported earnings of $0.05 per share from four unusual items recorded during the first half of 2004.

Third-Quarter and Nine-Month Earnings Factors

          Compared to the third quarter of 2003, positive earning drivers for PPL in the third quarter of 2004 were:

  Favorable performance at PPL's electricity distribution companies in the United Kingdom, due primarily to positive currency exchange rates, higher distribution margins and improved operating efficiencies.
  Higher energy margins in the eastern United States, despite higher fuel prices. The higher margins are due primarily to higher output from PPL's efficient and diverse mix of coal-fired, nuclear and hydroelectric power plants.
  Interest income on a favorable tax settlement, which benefited PPL's Pennsylvania electricity delivery business and its supply business segment.
  Improvement in PPL's electricity delivery business in Pennsylvania because higher operating and maintenance expenses due to storm damage associated with Hurricane Isabel and a series of strong thunderstorms had an adverse effect on third-quarter and year-to-date results in 2003.

          In addition to these third-quarter items, higher energy margins in the eastern and western U.S. as well as improved performance by PPL's international delivery businesses during the first half of 2004 contributed to PPL's improved results during the first nine months of 2004.

          Partially offsetting the positive earnings drivers in the third quarter of 2004 compared to 2003 were the following factors:

  Dilution to per share earnings, as a result of more shares of common stock outstanding.
  Higher depreciation expense, primarily due to an accounting change at the end of 2003 that required PPL to consolidate on its balance sheet certain power plants financed through operating leases.
  Slightly higher operation and maintenance costs compared to the third quarter of 2003, when PPL benefited from the settlement of various insurance and environmental claims.

          In addition to the factors noted in the third quarter, higher operation and maintenance expenses adversely affected the company's nine-month financial results in 2004. These increased expenses were primarily due to higher costs for the maintenance outage at PPL's Susquehanna nuclear plant in the first half of 2004, as well as lower pension income. Higher interest expense, primarily due to transaction costs associated with the buyout of power plant leases in Arizona and Illinois, also adversely affected PPL's financial results in the first half of 2004.

Unusual Items

          The reported earnings measure is calculated in accordance with generally accepted accounting principles (GAAP). Earnings from ongoing operations is a non-GAAP financial measure that excludes unusual items.

          PPL recorded no unusual items in the third quarter of 2004. In the third quarter of 2003, PPL recorded a single unusual charge of $0.03 per share for workforce reductions.

          During the first half of 2004, PPL recorded an unusual non-cash credit of $0.13 per share for the sale of its electricity distribution company in Brazil. During that same period, PPL also recorded three charges for unusual items: $0.03 per share for an impairment associated with an investment in a technology supplier; $0.01 per share for a previously discontinued telecommunications operation in El Salvador that was sold in the second quarter; and $0.04 per share for the sale of PPL's minority interest in CGE, a Chilean energy holding company. PPL received $123 million in cash proceeds from the CGE sale.

          During the first nine months of 2003, PPL recorded an unusual credit of $0.36 per share from the adoption of a new accounting rule addressing asset retirement obligations. The only other unusual item during this period of 2003 was the charge of $0.03 per share for the workforce reductions.

12-month Earnings Results

          For the 12-month period ended Sept. 30, 2004, PPL's net income was $729 million, or $4.00 per share, compared to $642 million, or $3.77 per share, for the same period ended Sept. 30, 2003. The company recorded several unusual items during these periods, with a positive net benefit of $0.23 per share to net income in each period. (See the table entitled "Reconciliation of Earnings from Ongoing Operations and Reported Earnings.") Earnings from ongoing operations for the 12-month period ended Sept. 30, 2004 were $687 million, or $3.77 per share, compared to $602 million, or $3.54 per share, for the same period ended Sept. 30, 2003.

Improving Cash Flow and Credit Positions

          Hecht said the successful execution of PPL's business strategy not only continues to provide growth in earnings but also improves the company's cash flow and credit positions.

          For 2004, PPL forecasts approximately $1.4 billion in cash flow from operations. Net of capital expenditures of $740 million, common and preferred dividends of $300 million and repayment of $260 million of transition bonds, and excluding $123 million in proceeds from the sale of its interest in CGE, the company expects to have positive free cash flow of about $100 million in 2004. PPL expects cash on hand at the end of 2004 to be approximately $700 million.

          PPL's equity to total capitalization ratio as of Sept. 30, 2004 was 35 percent, compared to 28 percent at Dec. 31, 2003, using debt and equity as presented on PPL's balance sheet. PPL's adjusted equity to total capitalization ratio as of Sept. 30, 2004 was 49 percent, compared to 48 percent at Dec. 31, 2003. The adjusted ratio of 49 percent excludes $1.22 billion of transition bonds and $2.2 billion of debt of international affiliates, all of which are non-recourse to PPL. For the adjusted calculations at December 31, 2003, the ratio of 48 percent excludes $1.42 billion of transition bonds and $2.3 billion of debt of international affiliates, and treats $575 million of Premium Equity Participating Security (PEPSSM) units as equity because those securities were converted to common stock in May 2004.

Long-term Outlook

          Hecht said the company believes its business strategy will result in a compound annual growth rate of about 3 percent to 5 percent over the longer term without adding any new assets to its portfolio.

          "We are well positioned to withstand uncertainties in the energy markets and to take advantage of strategic business opportunities that may arise," Hecht said.

          Hecht said the following elements of PPL's business strategy provide identifiable long-term growth:

  Annual increases in the generation prices under the Pennsylvania Public Utility Commission-approved contract between PPL Electric Utilities and PPL EnergyPlus for customers who choose not to shop for an energy supplier.
  Increases in the volume of sales from PPL EnergyPlus to PPL Electric Utilities reflecting the projected growth in customer use.
  The 45-megawatt increase in capacity from the turbine replacements at PPL's Susquehanna nuclear plant, which was completed in April 2004.
  Additional incremental capacity increases of about 200 megawatts at several existing generating facilities that the company is currently evaluating.

          PPL has distribution rate proceedings pending in Pennsylvania and in the United Kingdom.

          In Pennsylvania, PPL Electric Utilities has filed a proposal with the PUC to increase distribution rates and has notified the commission that it plans to pass through to customers transmission charges that PPL Electric Utilities pays for transmission service. The combination of the distribution rate increase, as filed, and the transmission charge pass-through would result in an 8.1 percent increase over PPL Electric Utilities' present rates and would take effect on Jan. 1, 2005.

          In the United Kingdom, PPL's affiliate, Western Power Distribution (WPD), has its revenues reviewed every five years. WPD's review is expected to be completed in November, with new prices going into effect in April 2005. As previously reported, the rate proposal documents from the U.K. regulator released in June and September acknowledged WPD's leading quality-of-service and reliability performance.

          PPL is unable to predict the outcome of the rate proceedings in Pennsylvania and the United Kingdom.

Earnings by Business Segment

          The following chart shows ongoing earnings contributions per share from PPL's business segments for the third quarter and the first nine months of 2004 compared to the same periods of 2003.

Earnings from Ongoing Operations by Business Segment
(per share)	3rd Quarter		YTD
	2004	2003	2004	2003

Supply	$0.77	$0.91	$1.74	$1.97
Pennsylvania Delivery	0.07	(0.02)	0.30	0.20
International	0.19	0.11	0.75	0.56
	$1.03	$1.00	$2.79	$2.73

(See table entitled "Reconciliation of Business Segment Earnings from Ongoing Operations and Reported Earnings.")

Reconciliation of Earnings from Ongoing Operations and Reported Earnings (Millions of dollars)
	Current Year - 2004			Last Year - 2003
	3rdQtr	Sept. YTD	12 Mos.-Sept.	3rdQtr	Sept. YTD	12 Mos.-Sept.
Earnings from Ongoing Operations	$196	$513	$687	$176	$468	$602
Unusual Items (net of tax):
Impairment of investment in technology supplier (Q2, '04)		(6)	(6)
Sale of CGE (Q1, '04)		(7)	(7)
Asset retirement obligation (Q1, '03)					63	63
Consolidation of variable interest entities (Q4, '03)			(27)
Sale of CEMAR (Q2, '04)		23	23
Discontinued operations (Q4, '03; Q2, '04)		(2)	(22)
CEMAR-related net tax benefit (Q4, '03)			81
Workforce reduction (Q3, '03)				(5)	(5)	(5)
Tax benefit - Teesside write-down (Q4, '02)						8
Write-down of generation equipment (Q4, '02)						(26)

Total Unusual Items		8	42	(5)	58	40

Earnings - Reported	$196	$521	$729	$171	$526	$642

Reconciliation of Earnings from Ongoing Operations and Reported Earnings per Share (Diluted)
	Current Year - 2004			Last Year - 2003
	3rdQtr	Sept. YTD	12 Mos.-Sept.	3rdQtr	Sept. YTD	12 Mos.-Sept.
Earnings from Ongoing Operations	$1.03	$2.79	$3.77	$1.00	$2.73	$3.54
Unusual Items (net of tax):
Impairment of investment in technology supplier (Q2, '04)		(0.03)	(0.03)
Sale of CGE (Q1, '04)		(0.04)	(0.04)
Asset retirement obligation (Q1, '03)					0.36	0.37
Consolidation of variable interest entities (Q4, '03)			(0.15)
Sale of CEMAR (Q2, '04)		0.13	0.13
Discontinued operations (Q4, '03; Q2, '04)		(0.01)	(0.12)
CEMAR-related net tax benefit (Q4, '03)			0.44
Workforce reduction (Q3, '03)				(0.03)	(0.03)	(0.03)
Tax benefit - Teesside write-down (Q4, '02)						0.05
Write-down of generation equipment (Q4, '02)						(0.16)

Total Unusual Items		0.05	0.23	(0.03)	0.33	0.23

Earnings - Reported	$1.03	$2.84	$4.00	$0.97	$3.06	$3.77

          PPL Corporation, headquartered in Allentown, Pa., controls more than 12,000 megawatts of generating capacity in the United States, sells energy in key U.S. markets and delivers electricity to nearly 5 million customers in Pennsylvania, the United Kingdom and Latin America. More information is available at www.pplweb.com.

#      #      #

          (Note: All references to earnings per share in the text and tables of this news release are stated in terms of diluted earnings per share.)

PPL invites interested parties to listen to the live Internet webcast of management's teleconference with financial analysts about third-quarter 2004 financial results at 9 a.m. (EDT) on Wednesday, Oct. 20. The teleconference is available online live, in audio format, on PPL's Internet Web site: www.pplweb.com. The webcast will be available for replay on the PPL Web site for 30 days. Interested individuals also can access the live conference call via telephone at 913-981-5542.

PPL CORPORATION AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)

Condensed Consolidated Balance Sheet
(Millions of Dollars)

	Sept. 30, 2004	Dec. 31, 2003 (a)
Assets
Cash	$778	$476
Other current assets	1,646	1,544
Investments	594	742
Property, plant and equipment - net
Electric plant	10,337	10,011
Gas and oil plant	215	205
Other property	213	221

	10,765	10,437
Recoverable transition costs	1,496	1,687
Goodwill and other intangibles	1,316	1,311
Regulatory and other assets	978	926

Total assets	$17,573	$17,123

Liabilities and Equity
Short-term debt (including current portion of long-term debt)	$1,035	$451
Other current liabilities	1,368	1,318
Long-term debt (less current portion)	6,913	8,145
Deferred income taxes and investment tax credits	2,292	2,205
Other noncurrent liabilities	1,694	1,640
Minority interest	54	54
Preferred stock	51	51
Earnings reinvested	1,771	1,478
Other common equity	3,524	2,915
Accumulated other comprehensive loss	(292)	(297)
Treasury stock	(837)	(837)

Total liabilities and equity	$17,573	$17,123

(a)  Certain amounts have been reclassified to conform to the current year presentation.

Condensed Consolidated Income Statement
(Millions of Dollars, Except per Share Data)

	3 Months Ended Sept. 30,		9 Months Ended Sept. 30,		12 Months Ended Sept. 30,

	2004	2003 (a)(b)	2004 (a)	2003 (a)(b)	2004 (a)	2003 (a)(b)
Operating Revenues
Utility	$924	$898	$2,916	$2,784	$3,842	$3,686
Unregulated retail electric and gas	27	31	87	115	127	160
Wholesale energy marketing	374	410	946	1,014	1,154	1,258
Net energy trading margins	6	3	18	8	20	14
Energy-related businesses	134	120	380	376	503	518

	1,465	1,462	4,347	4,297	5,646	5,636

Operating Expenses
Fuel and purchased power	419	457	1,281	1,350	1,590	1,704
Other operation and maintenance	293	286	929	887	1,243	1,192
Amortization of recoverable transition costs	64	66	192	193	259	254
Depreciation	105	98	306	286	400	384
Energy-related businesses	136	119	406	375	522	503
Taxes, other than income	66	64	187	189	254	248
Other charges
Write-down of international energy projects	0	0	0	0	0	13
Workforce reduction	0	9	0	9	0	9
Write-down of generation projects	0	0	0	0	0	44

	1,083	1,099	3,301	3,289	4,268	4,351

Operating Income	382	363	1,046	1,008	1,378	1,285
Other Income - net	23	15	54	46	68	50
Interest Expense (c)	131	119	396	355	516	486

Income from Continuing Operations Before
Income Taxes, Minority Interest and
Distributions on Preferred Securities	274	259	704	699	930	849
Income Taxes	75	83	173	201	142	217
Minority Interest	2	3	6	5	8	7
Distributions on Preferred Securities (c)	1	2	2	29	2	44

Income from Continuing Operations	196	171	523	464	778	581
Loss from Discontinued Operations (net of
income taxes)	0	0	2	1	21	2

Income Before Cumulative Effects of
Changes in Accounting Principles	196	171	521	463	757	579
Cumulative Effects of Changes in Accounting
Principles (net of income taxes)	0	0	0	63	(28)	63

Net Income	$196	$171	$521	$526	$729	$642

Earnings per share of common stock - basic
Ongoing Earnings	$1.04	$1.00	$2.80	$2.74	$3.78	$3.56
Unusual items	0.0	(0.03)	0.05	0.33	0.24	0.23

Net Income	$1.04	$0.97	$2.85	$3.07	$4.02	$3.79

Earnings per share of common stock - diluted
Ongoing Earnings	$1.03	$1.00	$2.79	$2.73	$3.77	$3.54
Unusual items	0.0	(0.03)	0.05	0.33	0.23	0.23

Net Income	$1.03	$0.97	$2.84	$3.06	$4.00	$3.77

Average shares outstanding (thousands)
Basic	188,586	176,397	182,889	171,577	181,494	169,776
Diluted	189,328	177,051	183,527	172,181	182,115	170,372

(a)

Earnings in the 2004 and 2003 periods were impacted by several unusual items, as described in the text and tables of this news release. Earnings from ongoing operations excludes the impact of these unusual items.

(b)	Certain amounts have been reclassified to conform to the current year presentation.
(c)

Impacted by the adoption in mid-2003 of Statement of Financial Accounting Standards 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." This required the reclassification of company-obligated, mandatorily redeemable preferred securities to long-term debt.

Key Indicators

Financial
	12 Months Ended Sept. 30, 2004	12 Months Ended Sept. 30, 2003

Dividends declared per share	$1.615	$1.515
Book value per share (a)	$22.04	$16.76
Market price per share (a)	$47.18	$40.95
Dividend yield (a)	3.4%	3.7%
Dividend payout ratio (b)	40%	40%
Dividend payout ratio - earnings from ongoing operations (b)(c)	43%	43%
Price/earnings ratio (a)(b)	11.8	10.9
Price/earnings ratio - earnings from ongoing operations (a)(b)(c)	12.5	11.6
Return on average common equity	20.33%	24.76%
Return on average common equity - earnings from ongoing operations (c)	19.42%	21.12%

(a)	End of period.
(b)	Based on diluted earnings per share.
(c)	Calculated using earnings from ongoing operations, which excludes the impact of unusual items, as described in the text and tables of this news release.

Reconciliation of Business Segment Earnings from Ongoing Operations and Reported Earnings

	Current Year - 2004				Last Year - 2003

	Supply	International	Pa. Delivery	Total	Supply	International	Pa. Delivery	Total

(millions of dollars)

Net income from ongoing operations - 3rd Qtr	$146	$37	$13	$196	$160	$19	$(3)	$176
Unusual Items							(5)	(5)

Net Income - reported	$146	$37	$13	$196	$160	$19	$(8)	$171

Net income from ongoing operations - YTD	$320	$138	$55	$513	$338	$96	$34	$468
Unusual Items	(6)	14		8	63		(5)	58

Net Income - reported	$314	$152	$55	$521	$401	$96	$29	$526

(per share)

Earnings per share from ongoing operations - 3rd Qtr	$0.77	$0.19	$0.07	$1.03	$0.91	$0.11	$(0.02)	$1.00
Unusual Items							(0.03)	(0.03)

Earnings per share - reported	$0.77	$0.19	$0.07	$1.03	$0.91	$0.11	$(0.05)	$0.97

Earnings per share from ongoing operations - YTD	$1.74	$0.75	$0.30	$2.79	$1.97	$0.56	$0.20	$2.73
Unusual Items	(0.03)	0.08		0.05	0.36		(0.03)	0.33

Earnings per share - reported	$1.71	$0.83	$0.30	$2.84	$2.33	$0.56	$0.17	$3.06

Operating - Domestic Electricity Sales

	3 Months Ended Sept. 30,			9 Months Ended Sept. 30,			12 Months Ended Sept. 30,

(millions of kwh)	2004	2003	Percent Change	2004	2003	Percent Change	2004	2003	Percent Change
Retail
Delivered (a)	9,013	8,922	1.0%	27,287	26,977	1.1%	35,715	35,526	0.5%
Supplied	9,476	9,321	1.7%	28,656	27,951	2.5%	37,480	36,775	1.9%

Wholesale
East	6,972	7,625	(8.6%)	18,662	19,292	(3.3%)	24,810	24,375	1.8%
West
NorthWestern Energy/
Montana Power (b)	839	842	(0.4%)	2,501	2,507	(0.2%)	3,342	3,354	(0.4%)
Other Montana	1,785	1,618	10.3%	5,722	5,424	5.5%	7,949	7,302	8.9%
PPL EnergyPlus	584	688	(15.1%)	1,064	1,156	(8.0%)	1,311	1,458	(10.1%)

(a)	Electricity delivered to retail customers represents the kwh delivered to customers within PPL Electric Utilities Corporation's service territory.
(b)

NorthWestern Corporation purchased The Montana Power Company's electric delivery business in February 2002, including Montana Power's rights under a power supply agreement with PPL Montana that expired on June 30, 2002. In July 2002, PPL EnergyPlus, on behalf of PPL Montana, began selling energy to NorthWestern Corporation under a new five-year agreement.

"Earnings from ongoing operations" excludes the impact of unusual items. Earnings from ongoing operations should not be considered as an alternative to net income, which is an indicator of operating performance determined in accordance with generally accepted accounting principles (GAAP). PPL believes that earnings from ongoing operations, although a non-GAAP measure, is also useful and meaningful to investors because it provides them with PPL's underlying earnings performance as another criterion in making their investment decisions. PPL's management also uses earnings from ongoing operations in measuring certain corporate performance goals. Other companies may use different measures to present financial performance.

"Free cash flow" is derived by deducting the following from cash flow from operations: capital expenditures (net of disposals, but adjusted to include lease financing), dividend payments and repayment of transition bonds. Free cash flow should not be considered as an alternative to cash flow from operations, which is determined in accordance with GAAP. PPL believes free cash flow is an important measure to both management and investors since it is an indicator of the company's ability to sustain operations and growth without additional outside financing beyond the requirement to fund maturing debt obligations. Other companies may calculate free cash flow in a different manner.

"Equity to total capitalization ratio" includes as equity minority interest and preferred stock as well as all of the components of common equity as presented on the balance sheet. Total capitalization is calculated as equity plus short-term debt plus long-term debt as presented on the balance sheet.

"Adjusted equity to total capitalization ratio" excludes transition bonds issued by PPL Transition Bond Company, LLC, under the Pennsylvania Electricity Generation Customer Choice and Competition Act, excludes debt of international affiliates which is non-recourse to PPL, and for the 2003 calculation treats Premium Equity Participating Security (PEPSSM) units as equity (since those securities converted to common stock in May 2004). The adjusted equity to total capitalization ratio should not be considered as an alternative to an equity to total capitalization ratio using debt and equity balances as reflected on the balance sheet. PPL believes that this adjusted equity ratio is useful to investors because it provides them with another indicator of credit quality. The adjusted equity to total capitalization ratio focuses primarily on debt that is recourse to PPL. It also treats the PEPS securities in a manner consistent with how PPL believes the rating agencies view them. Other companies may present adjusted equity ratios in a different manner.

Statements contained in this news release, including statements with respect to future earnings, energy prices and sales, growth, cash flows, cash on hand, credit profile, electric rates, corporate strategy and generating capacity, are "forward-looking statements" within the meaning of the federal securities laws. Although PPL Corporation believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: market demand and prices for energy, capacity and fuel; weather variations affecting customer energy usage; competition in retail and wholesale power markets; the effect of any business or industry restructuring; the profitability and liquidity of PPL Corporation and its subsidiaries; new accounting requirements or new interpretations or applications of existing requirements; operating performance of plants and other facilities; environmental conditions and requirements; system conditions and operating costs; development of new projects, markets and technologies; performance of new ventures; asset acquisitions and dispositions; political, regulatory or economic conditions in states, regions and countries where PPL Corporation or its subsidiaries conduct business; receipt of necessary governmental permits, approvals and rate relief; the outcome of litigation against PPL Corporation and its subsidiaries; capital market conditions; stock price performance; the securities and credit ratings of PPL Corporation and its subsidiaries; foreign exchange rates; and the commitments and liabilities of PPL Corporation and its subsidiaries. Any such forward-looking statements should be considered in light of such factors and in conjunction with PPL Corporation's Form 10-K and other reports on file with the Securities and Exchange Commission.

#      #      #

Note to Editors: Visit PPL's media Web site at www.pplnewsroom.com for additional news and background about the corporation and its subsidiaries.